Exhibit 5.1

July 8, 2011

National Technical Systems, Inc.
24007 Ventura Boulevard
Suite 200
Calabasas, CA 91302

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by National Technical Systems, Inc., a California corporation (the “Company”), of a Registration Statement on Form S-3 to be filed on or about July 8, 2011 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), relating to the sale, from time to time, by Mill Road Capital, L.P., its transferees, pledgees, donees or other successors (the “Selling Shareholders”) in the manner described in the prospectus (the “Prospectus”) which forms a part of the Registration Statement, of up to an aggregate of 1,233,000 shares of the Company’s common stock, no par value per share (“Common Stock”), which consists of 933,333 shares of Common Stock (the “Purchased Shares”) and 300,000 shares of Common Stock (“Warrant Shares”) issuable upon the exercise of a warrant (the “Warrant”), required to be registered by the Company pursuant to that certain Registration Rights Agreement dated June 27, 2011 (the “Registration Rights Agreement”) among the Company, Mill Road Capital, L.P. and each person or entity that subsequently becomes a party to the Registration Rights Agreement pursuant to, and in accordance with, the provisions of Section 6(c) thereof.  The Purchased Shares and Warrant were acquired from the Company pursuant to the terms of that certain Securities Purchase Agreement dated June 27, 2011 between the Company and Mill Road Capital, L.P.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed and relied upon the Registration Statement and related Prospectus, the Company’s articles of incorporation, as amended through and including the date hereof, and as in effect on the date hereof, the Company’s bylaws as in effect on the date hereof, resolutions adopted by the board of directors of the Company and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.  With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original and the conformity to originals of all documents submitted to us as certified or reproduced copies.  We have also obtained from public officials and officers of the Company certificates or comparable documents as to certain factual matters.  We have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

National Technical Systems, Inc.
July 8, 2011

Based on the foregoing review, and in reliance thereon, we are of the opinion that:

1.           The Purchased Shares, when sold by the Selling Shareholders in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

2.           The Warrant Shares, when issued to the Selling Shareholders in accordance with the terms of the Warrant and when sold by the Selling Shareholders in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “LEGAL MATTERS” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

We express no opinion as to matters governed by any laws other than the California General Corporation Law.

This opinion letter is rendered to you solely for use in connection with the sale of the Common Stock by the Selling Shareholders in accordance with the Registration Statement as of the date first written above and is not to be relied on for any other purpose.  We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Common Stock or the Selling Shareholders.

Respectfully submitted,

/s/ Sheppard Mullin Richter & Hampton LLP